Exhibit 99.2

Third Quarter Fiscal 2011 Earnings

Conference Call Script

July 28, 2011

Pat Davidson

Good morning and thanks for joining us. Earlier today, we published our third quarter results for fiscal 2011. A copy of the release is available on our website at www.oshkoshcorporation.com. Today’s call is being webcast and is accompanied by a slide presentation, which is also available on our website. The audio replay and slide presentation will be available on our website for approximately 12 months. Please refer now to slide 2 of that slide presentation.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. These risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings we make with the SEC. We disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Presenting today for Oshkosh Corporation will be Charlie Szews, President and Chief Executive Officer, and Dave Sagehorn, Executive Vice President and Chief Financial Officer.

Let’s begin by turning to slide 3 and I’ll turn it over to Charlie.

Charlie Szews

Oshkosh Q3 FY11 Results

Thank you, Pat.

This morning, we have three objectives.   First, we will review our third quarter results.  Second, we will introduce qualitative guidance on fourth quarter and next fiscal year and third, we will introduce and explain our new multi-year growth strategy, which is the culmination of a comprehensive six-month study with the assistance of a global consulting firm.  This will allow us to explain to you, our shareholders, as well as our employees and customers, how we expect to drive through the uncertainties of a pending U.S. defense spending decline and slow economic recovery to deliver strong returns for shareholders and growth prospects for employees, while delighting our customers.

Let’s get started on those objectives.

For the quarter, our sales decreased 17% to $2.02 billion, leading to operating income of $126.0 million and EPS of $0.75.  As was the case during the first two quarters of fiscal 2011, lower sales of M-ATVs compared to last year drove the EPS decline.

Our access equipment segment delivered improved performance, largely due to U.S. rental customers continuing to invest in new equipment to reduce their average fleet age.  In fact, JLG’s sales to external customers grew 44% compared to the prior year quarter, resulting in the segment’s strongest single quarter for access equipment sales in several years.

Last quarter, we told you that we planned to triple our daily FMTV production rate by the end of calendar 2011.  We are on track to deliver that schedule by doubling daily production from month end March to month end June to over 20 trucks and about 10 trailers per day.  Our team has put forward a phenomenal effort to make this progress.  Following our defense leadership change, I visited our Army customer and it was clear that we are meeting their expectations with this production launch and are delivering an improved, high quality vehicle to our soldiers.

It was another good quarter for defense orders as we received several notable M-ATV orders.  Specifically, the U.S. has ordered 577 additional units with the

Oshkosh Underbody Improvement Kit, which provides additional protection against IED threats.  We also received an order for more than 5,100 UIKs that, along with previous orders, will cover nearly every M-ATV in the U.S. fleet.  And finally, we received our first, long-awaited M-ATV order from an international customer.  These units began to ship this month to the U.A.E.  There are opportunities for additional international M-ATV orders, some significant.   Similar to this first order, we believe it will take time for any further orders to materialize.

We’re also expecting an announcement by the U.S. Army, perhaps as early as the end of today, that we will be receiving an order for approximately $900 million for the delivery of nearly 7,000 FMTV trucks and trailers.  Production of these units will largely occur in our fiscal 2013.

Please turn to slide 4.

Market Conditions

JLG’s access equipment business continued to experience strong demand for its AWP and telehandler products.  Much like we described to you on the last call, we are experiencing strong replacement demand in our North American market.  This demand has been steady and well-described by many of our larger rental customers as they work to reduce fleet age.  We have also experienced some improvement in replacement demand in parts of Europe, although the European recovery still lags improvement in North America.  When we evaluate the opportunities that exist in the U.S. and Europe for replacement demand, we believe there is at least another year, or two, of solid growth for purchases of AWP and telehandlers before greater non-residential and residential construction activity will be needed to sustain market growth.  There are also substantial opportunities globally in mining, in countries with significant infrastructure growth and in emerging markets as adoption rates increase.

Our across-the-board price increase in this segment that became effective in May generally has been accepted by our customers.  This has allowed us to effectively pass through price increases from our supply base.

It’s hard to receive any news from Washington regarding federal budgets that doesn’t mention expected cuts in defense spending.  This has been on the radar screen for some time and shouldn’t be a surprise to any of us.  Two years ago, Secretary Gates was seeking $100 billion in cuts over five years, which he hoped to retain to limit growth in U.S. defense spending.  A few months ago, President Obama asked the DoD to target $400 billion in cuts over ten years.   And, just

recently, press reports have indicated that the target could reach double that amount, much of which will impact procurement.  This is one of the reasons that we implemented a strategy to broaden our defense offerings.  We have been accomplishing this with our wins of FMTV, M-ATV, LVSR, TPV and field service contracts, to name just a few of the programs where we have been named the supplier.

Furthermore, there are additional opportunities for tactical wheeled vehicle programs over the next several years, and we are actively engaged to compete for these programs.  Included in this opportunity set are HMMWV Recap, JLTV and several international programs.  Our considerable experience and strengths in product design and operations provide us with advantages that we can leverage in these TWV competitions.  But, the proof is in producing real game-changing vehicles, and we believe we have done that with our designs that are in Company-funded testing today in preparation for the HMMWV Recap, JLTV and Canadian TAPV programs.

Our businesses that target municipalities, such as our domestic fire truck and RCV operations, experienced further declines in demand in the third quarter.  We now don’t expect them to begin rebounding until fiscal 2013.  To address this challenge, we are adjusting our cost structure, expanding into international markets and introducing new products that deliver increased value for our customers.  CNG-powered garbage trucks, which continue to grow as a percentage of our RCVs sold, are a great example of technologies that we have introduced to our markets to contribute to our growth over time.

And, the Pierce fire truck business received some great news in June when Pierce earned its Chinese CCCF certification, which allows us to deliver our vehicles to municipalities throughout China.  This is an important piece to our global expansion plans.

Lastly, the domestic concrete mixer market remains at extremely depressed levels as residential construction levels remain very weak, despite a recent uptick in housing starts.

Let’s turn to slide 5 and we’ll provide an update on our operations initiatives.

Operations Update

As I mentioned earlier, we’ve made significant progress with the ramp of FMTV production.    Our Army customer is very pleased with the quality of the vehicles that Oshkosh is delivering.  To prepare our facilities to increase FMTV production, we’ve moved production of most of our heavy payload vehicles from our South Plant factory to our Harrison Street facility.  Several of you on the call today have seen this as you made the trip to visit our company over the past several months.  While we are delivering FMTVs to our customer’s desired schedule and quality, we are still incurring costs that are impacting our ability to earn a profit on this program.  Specifically, we need to make further changes to our e-coating facility to bring in-house all e-coating.  We are also modifying processes to allow us to in-source certain work and reduce rework.  And, we are continuing to work with our supply base to lower material costs, among other activities.  We still don’t expect FMTV sales to be profitable during fiscal 2011.  And, we now expect that the FMTV program will begin to be profitable in the second quarter of fiscal 2012, not during the first quarter as we had previously discussed, as it will take longer to in-source much of this work.

Turning to the access equipment segment, we are experiencing parts availability challenges from our supply base, which has struggled to keep pace with growing demand at JLG.  This has impacted our ability to respond to incremental demand and caused some production inefficiencies.  Our supply chain and operations teams, along with our suppliers, are working extremely hard to mitigate the situation, but we believe supplier capacity constraints will continue to impact both our sales and costs into fiscal 2012.

The integration of ambulance and mobile medical vehicle production into our Florida facilities continues to move forward and we anticipate that these operations will provide solid earnings leverage for our fire & emergency businesses in fiscal 2012 and beyond, after we get though our production learning curve.  Finally, we are on track with the consolidation of certain Belgium access equipment facilities into our Romania facility.  This operational leverage should start to benefit JLG later in fiscal 2012.

Okay, please turn to slide 6 and Dave will take us through a brief discussion of our financial performance for the quarter and our expectations for the remainder of fiscal 2011 and fiscal 2012.  Then, I will address our multi-year growth plan.

Dave Sagehorn

Thanks, Charlie.

Consolidated Results

Consolidated net sales for our third fiscal quarter were $2.02 billion, a 17.1% decrease compared with the same quarter of last year.  Lower M-ATV related sales again were the largest driver of the decrease, declining $884 million from the prior year quarter. Partially offsetting this decline were higher FMTV sales as we continued the ramp up of this program.  FMTV sales were more than 15% of defense segment sales in the quarter.

Sales to external customers were up 44% in our access equipment segment compared to the third quarter of fiscal 2010.  Orders from external customers in this segment were up more than 50% and backlog more than tripled compared to the prior year quarter.

Sales in our fire & emergency and commercial segments were both little changed from prior year levels.

Operating income for the quarter was $126 million, or 6.2% of sales, compared with $340.5 million, or 14.0% of sales, in the prior year quarter.  Lower M-ATV related sales volume in the defense segment was the largest driver of the decrease in operating income.  FMTV program ramp-up costs, which continued at an unacceptable rate during the quarter and resulted in a larger than expected loss on this program of approximately $22 million, also contributed to the lower consolidated operating income. We have dedicated teams and plans to take costs out of this program and believe FMTV sales will be profitable in fiscal 2012.   However, if we are not successful in significantly reducing the continued ramp up-related costs that are driving the current losses, or we do not deliver the targeted material cost savings that we have identified, we may be required to record a material charge for future losses under this program.  Results for the quarter also included $5.1 million of restructuring-related expenses in the access equipment segment and $3.5 million in the fire & emergency segment related to previously announced restructuring actions.

Our tax rate in the quarter was 34.8%, as we benefited from improvements in profitability at foreign locations.

EPS for the quarter was $0.75 compared to $2.31 in the third quarter of fiscal 2010.  The decrease in EPS was largely the result of lower M-ATV volume in the current year quarter.

And, we paid down an additional $25 million of debt in the quarter, bringing year-to-date debt reduction to slightly more than $190 million.

Please turn to slide 7 for a discussion of our outlook for the remainder of fiscal 2011.

Expectations for Q4, FY11

Let me premise my remarks that follow on our fourth quarter expectations by noting that our U.S. government customer recently made us aware that a number of orders for military vehicles, including orders received by Oshkosh for M-ATV UIK kits, will likely cause a constraint in the supply of a certain size and specification of tire.   We use these same tires on many of our heavy tactical vehicles.  We expect insufficient supplier capacity to accommodate this spike in demand will cause the government to use its sovereign authority to direct tires currently scheduled for delivery to us for FHTV production to be re-routed for use on contracts with the “DX” designation, which essentially is a process that enables the DoD to prioritize use of materials for our national defense.  We believe this action has the potential to negatively impact the timing of our production and delivery schedules for the next six to nine months.  We are currently assessing the matter and working to minimize any impact this situation may have on our operations and fourth quarter results.  If we are not able to develop an alternative solution, we believe expected operating results for the fourth quarter of fiscal 2011 discussed below could be adversely impacted by as much as $125 million in sales and up to $25 million of operating income, with such sales and operating income moving into fiscal 2012.  We expect we would be reimbursed by our customer for any additional costs that we incur due to the re-direction of these specialty tires.

So, subject to the impact of the tire issue, which is difficult to estimate today, we expect defense sales to be relatively flat with the third quarter of fiscal 2011, as higher FMTV sales are expected to be offset by lower FHTV sales.  You’ll recall that earlier this year we stated that the continuing resolution with respect to the fiscal 2011 U.S. federal budget would push some FHTV sales into fiscal 2012.  That push out impacts our fourth quarter.  We believe continued losses on the FMTV program, combined with a higher percentage of FMTV sales and an adverse product mix will result in operating income margins of less than 5% in the fourth quarter in this segment.  The result is low double-digit margins in the defense segment for full year fiscal 2011, consistent with our estimates for the last several quarters.

We expect access equipment segment sales to be modestly higher than the fourth quarter of the prior year as significantly higher sales to external customers driven by a strong backlog and order rates will be partially offset by significantly lower intersegment M-ATV related sales.  We believe access equipment segment operating income margins will be in the mid single digits, including restructuring-related costs of approximately $4 million associated with previously announced restructuring actions.

We believe fire & emergency segment sales will be modestly lower than the prior year fourth quarter, with lower fire apparatus sales comprising almost all of the decrease.  We expect that segment operating income margins will remain significantly lower than the prior year.  Included in this estimate is approximately $4 million of expected costs in the quarter related to the ongoing restructuring activities in this segment.

We expect commercial segment sales to be modestly lower than the fourth quarter of fiscal 2010, with lower RCV sales and lower sales of components to the defense segment.  We expect operating income margins in this segment to be in the low single digits.

We expect corporate costs for the fourth quarter of fiscal 2011 to be higher than the prior year due mostly to people related costs and interest expense to be similar to third quarter levels.  We expect our tax rate for full year fiscal 2011 will be approximately 34% - 35%.

We expect capital expenditures to be approximately $90 - $100 million for the full year.  And we believe that we will continue to pay down debt in the fourth quarter.

Please turn to slide 8 for a discussion of our initial outlook for fiscal 2012.

Expectations for FY12

Similar to the outlook for the fourth quarter of fiscal 2011, the outlook for fiscal 2012 excludes any impact of the tire constraint issue discussed earlier.  We would expect that any fourth quarter fiscal 2011 earnings shortfall from this issue would be recovered in fiscal 2012, probably beginning in the second fiscal quarter.

We view fiscal 2012 as a transitional year characterized by a continued rebound in our access equipment segment along with a significant sales mix shift in our defense segment toward a higher percentage of FMTV sales, which we believe will result in significantly lower EPS compared to fiscal 2011.

Specifically, our outlook for the defense segment calls for modestly lower sales compared to fiscal 2011.  However, we expect to experience a significant sales mix shift as noted earlier, with FMTV sales making up approximately 40% of segment sales as we reach full rate FMTV production by December 2011.  Additionally, we expect FHTV sales to decline versus fiscal 2011 due to lower funding levels as our customer nears its authorized acquisition objective quantities for a number of FHTV variants.  We are currently in discussions with the U.S. Army regarding an FHTV bridge contract that would extend production under this program.  This process is likely to conclude in fiscal 2012.  We also expect aftermarket parts and service sales to decline in fiscal 2012 due largely to a significant amount of M-ATV initial parts provisioning sales occurring in fiscal 2011.

We currently believe defense segment margins will be in the mid single digit range, but higher than fourth quarter fiscal 2011 levels, driven by the expected significant change in sales mix between and within our different programs.  As Charlie noted earlier, we don’t expect the FMTV program to be profitable until the second quarter of fiscal 2012.  We believe full year FMTV margins will be slightly above breakeven, reflecting the reduction of ramp-up costs, in-sourcing of work and implementation of material cost reductions, but at a slower pace than we previously believed.  We also now believe that FMTV margins beyond fiscal 2012 will be in the low single digits.

We previously expected that we would achieve higher margins for the FMTV program.  We also previously believed that we could have meaningful quantities of international M-ATV sales in fiscal 2012.  We still believe that there are opportunities for such significant international M-ATV sales, but this fiscal 2012 outlook excludes any foreign sales of M-ATVs.  Given the significant amount of time it took to receive an order for our first international M-ATV sale, it is more likely that any further significant global sales of M-ATVs that we may receive would move into fiscal 2013.  Together, these items would have allowed us to expect defense segment operating income margins much closer to double digits in fiscal 2012.

We believe our access equipment segment will experience sales growth in fiscal 2012 of approximately 25%, or maybe a little more compared to fiscal 2011.  We expect sales growth to be driven by continued fleet replacement activity in North America as rental companies remain committed to lowering average fleet ages.  In addition, we expect improved replacement demand in parts of Europe and continued sales growth in emerging markets to contribute to sales growth in this segment.

We believe access equipment segment operating income margins will be in the mid to upper single digits in fiscal 2012, depending on the speed with which we are able to execute our cost reduction initiatives.  Higher new product development related costs and the net benefits from restructuring actions undertaken in fiscal 2011 are reflected in this estimate.

We expect sales in the fire & emergency segment to decline slightly in fiscal 2012 compared to fiscal 2011, driven by lower fire apparatus sales as a result of continued municipal spending weakness.  We expect sales of other products in this segment to remain relatively flat compared to fiscal 2011.

We believe fire & emergency segment operating income margins will improve in fiscal 2012 compared to fiscal 2011, but still remain in the low single digit range.  We expect benefits from previously announced restructuring actions and reduced restructuring related costs to offset the negative impact of lower sales volume.

Turning to the commercial segment, we believe fiscal 2012 sales will be flat to slightly higher compared to fiscal 2011.  We expect weakness in the domestic concrete mixer market to continue well into fiscal 2012 as we believe housing starts and other construction levels will remain weak for much of the fiscal year.  We believe the RCV market will be flat to slightly higher, supported by some front end loading during the fiscal year due to bonus depreciation driven demand.  We expect operating income margins in this segment will be similar to fiscal 2011 margins.

We are expecting modestly lower corporate expenses in fiscal 2012 as we balance cost reductions with the need to support business initiatives to sustain long-term growth.  We also expect modestly lower interest expense reflecting fiscal 2011 debt reduction and the expiration of our interest rate swap in December 2011.  And, we believe that our fiscal 2012 effective tax rate will approximate 36% -38%.

Turning to the balance sheet and cash flows, we believe that we will experience a modest use of cash in fiscal 2012.  We expect that cash usage will be largely driven by lower earnings, lower performance-based payments from the U.S. government as a result of an expected continued decline in defense segment sales and higher working capital requirements based on an expectation that sales to external customers will continue to rebound in the access equipment segment.  We are also currently anticipating capital expenditures in fiscal 2012 of $85 - $95 million.  Approximately $65 million of the spend represents maintenance spending and the balance is targeted to cost reduction projects.

Upsides to this outlook principally involve the potential for higher M-ATV sales to international customers, higher defense sales due to battle damage and repair, a quicker, more robust economic recovery and accelerated cost reduction.  Downsides to this outlook principally involve risks to estimated FMTV margins, the impact, if any, from U.S. federal budget deficit negotiations on our defense business and a weaker than anticipated economic recovery.

I’ll turn it back over to Charlie for a discussion of our long term opportunities.  Please turn to slide 9.

Charlie Szews

Thanks, Dave.

What to expect beyond FY12

We’re a company of market leading brands and people driven to serve our customers as well as deliver value for shareholders.  That said, we are operating in a very challenging environment.  The significant decline anticipated in U.S. defense spending, the further decline in municipal spending in fiscal 2011 and projected again for fiscal 2012, combined with a slow recovery in our later cycle businesses are just too big to overcome in a short period of time.

As pressure on U.S. defense spending intensified during fiscal 2011 and municipal spending continued its downward trend, we launched a strategic study that allowed us to comprehensively challenge our operating assumptions and identify opportunities to increase earnings and grow shareholder value.  That study confirmed the value of our family of strong brands and validated our strengths in new product development, operations and distribution across specialty vehicle markets.  We currently believe that fiscal 2012 will represent a trough earnings year and the study provides us with a strong roadmap to drive improved operational performance beyond fiscal 2012.  It all starts with our purpose.  At Oshkosh, we are Mission Driven:  To Move the World at Work.  This is a simple and succinct representation of our mission statement to serve and delight customers as well as to drive superior returns for shareholders.

We have four primary strategies to support our mission.  We characterize them with the word MOVE:

•                  M - Market recovery and growth

•                  O - Optimize cost and capital structure

•                  V - Value innovation

•                  E - Emerging market expansion

Let’s start with market recovery and growth.  We believe many of our non-defense markets will be in recovery mode after 2012.  Capturing our portion of a realistic market recovery is a large contributor to our improved earnings roadmap.  As you know, just getting back to average, and in some cases prior peak industry volumes, in markets that have been down anywhere from 40 to 90+ percent for a multi-year period can provide significant earnings leverage for our leading brands.  We are improving our processes and discipline to execute effectively when the economic recovery occurs in each of our markets.  And, we continue to believe that we can sustain a $2.0 - $2.5 billion defense business at the bottom of the defense cycle.

Next up is optimizing our cost and capital structure with urgency.  By aggressively attacking our operating and product costs, we expect to realize substantial savings.  We have been or are in the process of consolidating many of our operations, and we see additional opportunities to further reduce our footprint and costs.  In fiscal 2011, we’ve closed about a dozen small or medium sized facilities that are expected to contribute annualized cost savings of approximately $35 million.  We discussed this during our last quarterly conference call and we are still on track with this plan.  Additionally, we have been extending the Oshkosh Operating System, which we expect, along with improving our cost structure, to drive significant earnings.  And finally, we have opportunities to realize further operating synergies across our businesses, which we must pursue and capture.  We have strengthened our balance sheet immensely over the past several years with net debt reduction of more that $2 billion since the recession first impacted the global economy.  We will continue to focus on optimizing our capital structure to contribute to EPS growth and to create options to improve our profitability.

Value innovation is the next thrust.  This has been our primary growth driver over the last 15 years and we will continue to emphasize innovation.    For example, our TAK-4® independent suspension has been a key to winning new contracts and is used across multiple product lines, not just defense.  Additionally, we expect recent new product offerings in multiple markets such as JLG’s 150-foot Ultra Boom and Pierce’s revolutionary Dash® CF fire truck to drive new revenues.  These products are the result of our multi-generational product plans, which incorporate our newest technologies and drive our ability to benefit both our customers and our performance.

And finally, we remain committed to emerging market expansion.  Compared with other leading industrial companies, our international revenues are disproportionately lower.  We have tremendous headroom for international growth and are targeting revenues from outside the U.S. to grow to about 30% of sales over the next several years, up from about 10% today.

By executing on these four strategies, we are positioning Oshkosh to achieve consolidated operating income margins of 10% and returns on invested capital of 15% or more.

We are excited to implement our MOVE strategies.  These MOVE plans provide us with a framework for achieving success in markets that are currently more challenging and more competitive than they have ever been.  We have the strong leadership, great brands and a solid plan to achieve our strategic goals to deliver strong returns for shareholders.

At this time, I’ll turn it back over to Pat and the operator to begin the Q&A.

Pat Davidson

Thanks Charlie. I’d like to remind everyone to limit their questions to one plus a follow-up. After the follow-up, we ask that you get back in queue to ask additional questions.

Operator, please begin the question and answer period of this call.